UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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SM&A
(Name of Registrant as Specified In Its Charter)
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FIFTH AMENDMENT TO SETTLEMENT AGREEMENT
     This Fifth Amendment to Settlement Agreement (this “Amendment”) is entered into as of December 19, 2008, by and between SM&A, a Delaware corporation (the “Company”), and Steven S. Myers (“Mr. Myers”).
RECITALS
     WHEREAS, the Company and Mr. Myers are parties to that certain Settlement Agreement entered into as of May 21, 2008 (the “Settlement Agreement”), as amended pursuant to which, among other things, the Company agreed to replace two members of its board of directors; and
     WHEREAS, the Company and Mr. Myers desire to amend the Settlement Agreement to extend the period of time within which such board members must be replaced.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Mr. Myers hereby agree as follows:
     1. Amendment. Paragraph (a) of Section 3 of the Settlement Agreement is hereby amended and restated to read in its entirety as follows:
(a)	On or before January 2, 2009 the Company shall, and shall cause its directors, officers and other representatives to, take all necessary actions to (i) obtain the resignation from the Board of two directors of the Company then serving on the Board, and (ii) appoint with immediate effect two individuals proposed by one or more of the Company’s major stockholders (it being understood that Mr. Myers shall be deemed a major stockholder of the Company for the purposes of this Agreement) to fill the resulting vacancies on the Board (the “New Directors”), provided that the selection of the New Directors shall be mutually acceptable to the Company and its major stockholders.
     2. Effect of Amendment. Except as otherwise expressly provided herein, the Settlement Agreement shall remain unchanged and shall continue in full force and effect. From and after the date hereof, any references to the Settlement Agreement shall be deemed to be references to the Settlement Agreement as amended by this Amendment.
     3. Entire Agreement. This Amendment constitutes the entire agreement between the parties hereto with respect to the subject matter of this Amendment and supersedes all prior agreements, understandings and discussions, whether written or oral, with respect thereto.

     4. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     5. Facsimile Execution. This Amendment may be may be executed by facsimile, and, upon such execution, shall have the same force and effect as an original.
     6. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware.
     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

SM&A
By:	/s/ Cathy L. McCarthy
Name:	Cathy L. McCarthy
Title:	Chief Executive Officer

/s/ Steven S. Myers
STEVEN S. MYERS